Exhibit 99.1

News Release
Sunoco LP Announces Increase in Quarterly Distribution
and Targets 2025 Distribution Growth Rate of At Least 5%

•Increases quarterly distribution to $0.8865, a 1.25% increase over the previous quarter
•Targets 2025 distribution growth rate of at least 5%; future increases will be announced quarterly
•Represents the third consecutive increase in annual distribution growth rate
•Strong long-term financial outlook and track record of delivering accretive growth provide a clear path for continued multi-year distribution increases
DALLAS, January 27, 2025 – Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) announced that the Board of Directors of its general partner declared a quarterly distribution for the fourth quarter of 2024 of $0.8865 per common unit or $3.5460 per common unit on an annualized basis which represents a 1.25% increase over the previous quarter.
The distribution will be paid on February 19, 2025 to common unitholders of record on February 7, 2025.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Qualified Notice
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
Contacts
Scott Grischow
Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Erik Gulbrandsen
Director – Investor Relations and Capital Markets
(214) 840-5684, erik.gulbrandsen@sunoco.com
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